Exhibit 4.1

TRUST AGREEMENT

OF

TRAKRSSM TRUST I

THIS TRUST AGREEMENT, dated as of May 30, 2007, is being made between Merrill Lynch Alternative Investments LLC, a Delaware limited liability company, as sponsor (the “Sponsor”), and Wilmington Trust Company, a Delaware banking corporation, as Delaware trustee (the “Delaware Trustee”), for the purpose of forming a statutory trust pursuant to the Statutory Trust Act referred to below. The Sponsor and the Delaware Trustee hereby agree as follows:

1. The trust created hereby (the “Trust”) shall be known as “TRAKRSSM Trust I” in which name the Sponsor may conduct the business of the Trust, make and execute contracts, and sue and be sued.

2. The Sponsor hereby assigns, transfers, conveys and sets over to the Delaware Trustee the sum of $10. The Delaware Trustee hereby acknowledges receipt of such amount in trust from the Sponsor, which amount shall constitute the initial trust estate. The Delaware Trustee hereby declares that it will hold the trust estate for the Sponsor. It is the intention of the parties hereto that the Trust created hereby constitute a statutory trust under Chapter 38 of Title 12 of the Delaware Code, 12 Del. C. §§ 3801 et seq. (the “Statutory Trust Act”), and that this document constitute the governing instrument of the Trust. The Delaware Trustee is hereby authorized and directed to execute and file a certificate of trust in the Office of the Secretary of State of the State of Delaware in accordance with the provisions of the Statutory Trust Act.

3. The Trust is hereby established by the Sponsor and the Delaware Trustee for the purposes of (i) issuing and selling Receipts to the Initial Purchaser in accordance with the Distribution Agreement and acquiring long positions in TRAKRS as a non-institutional customer and posting any cash delivered to the Trust by the Initial Purchaser with the FCM; (ii) issuing and selling Receipts to the public, including effecting the IPO and listing of the Receipts on the Exchange; (iii) supporting the continuous offering of the Receipts, including maintaining a prospectus for the Receipts, entering into Authorized Participant Agreements, issuing Baskets upon receipt of Purchase Orders from Authorized Participants, and redeeming Baskets upon receipt of Redemption Orders from Authorized Participants; (iv) establishing, closing out and holding long positions in TRAKRS with the FCM as a non-institutional customer to meet the investment objective of the Trust; (v) maintaining the Trust’s status as a grantor trust for U.S. federal income tax purposes; (vi) bringing or defending, paying, collecting, compromising, arbitrating, settling or otherwise adjusting claims or demands of or against the Trust; (vii) taking all action that may be necessary or appropriate for the preservation and the continuation of the Trust’s valid existence, rights, franchises and privileges as a statutory trust under the laws of the State of Delaware and of each other jurisdiction in which such existence is necessary to protect the limited liability of the Registered Owners or to enable the Trust to effect the purposes for which the Trust was created; and (viii) taking any action, not inconsistent with applicable law, that the Sponsor determines in its sole discretion may be necessary or desirable in carrying out the purposes and functions of the Trust as set forth in, or contemplated by, this Trust Agreement. Other than issuing Receipts, the Trust shall not issue or sell any certificates or other obligations or otherwise incur, assume or guarantee any indebtedness for money borrowed. Each Registered Owner shall be a “beneficial owner” within the meaning of the Statutory Trust Act. Consistent with treatment of the Trust as a grantor trust for U.S. federal income tax purposes, the Sponsor shall have no power under this Trust Agreement to vary the investment of the Beneficial Owners of the Trust.

4. Concurrent with the first issuance of any Receipts by the Trust, the Sponsor and the Delaware Trustee, together with a person to be designated as the Administrative Trustee, intend to enter into an amended and restated trust agreement (the “Amended and Restated Trust Agreement”), satisfactory to each such party and substantially in the form to be included as an exhibit to the 1933 Act Registration Statement referred to below, or to a pre-effective amendment thereto, to provide for the contemplated operation of the Trust created hereby and the issuance of Receipts. The Delaware Trustee shall be a trustee of the Trust for the sole and limited purpose of fulfilling the requirements of Section 3807(a) of the Statutory Trust Act and shall not have any other duty or obligation hereunder or with respect to the trust estate.

5. The Sponsor, as the sponsor of the Trust, is hereby authorized (i) to prepare and file with the Securities and Exchange Commission (the “Commission”) and execute, in each case on behalf of the Trust, (a) a registration statement (the “1933 Act Registration Statement”) on Form S-1 under the Securities Act of 1933, as amended (the “Securities Act”), including any amendments thereto, relating to the registration of the Receipts under the Securities Act, and (b) a registration statement on Form 8-A, including any amendments thereto, relating to the registration of the Receipts under Section 12(b) of the Securities Exchange Act of 1934, as amended; (ii) to prepare and file with the NFA and execute, in each case on behalf of the Trust, a registration statement (which may be the 1933 Act Registration Statement) and any and all amendments thereto; (iii) to prepare and file with the Exchange and execute a listing application and all other applications, statements, certificates, agreements and other instruments as shall be necessary or desirable to cause the Receipts to be listed on the Exchange; (iv) to prepare and file and execute, in each case on behalf of the Trust, such applications, reports, surety bonds, irrevocable consents, appointments of attorney for service of process and other papers and documents as shall be necessary or desirable to register the Receipts under the securities or “blue sky” laws of such jurisdictions as the Sponsor, on behalf of the Trust, may deem necessary or desirable; (v) to execute and deliver letters or documents to, or instruments for filing with, a depository relating to the Receipts and also any filing required to be made with the NASD as determined by the Sponsor and any other filing or application necessary or desirable as determined by the Sponsor in connection with the registration and/or offering of the Receipts; (vi) to negotiate the terms of, and execute on behalf of the Trust, the Distribution Agreement, Authorized Participant Agreements and any underwriting agreement or purchase agreement relating to the Receipts as determined by the Sponsor; and (vii) to do all other acts which, in the Sponsor’s judgment, are reasonably necessary or desirable for the registration and/or offering of the Receipts. It is hereby acknowledged and agreed that in connection with any execution, filing or document referred to in clauses (i)-(vii), (A) the Sponsor, acting individually, is authorized on behalf of the Trust to prepare, file and execute such document on behalf of the Trust and (B) the Delaware Trustee shall not be required to join in any such filing or execute on behalf of the Trust any such document unless required by the rules and regulations of the Commission or the Exchange or state securities or blue sky laws, and in such case only to the extent so required.

6. This Trust Agreement may be executed in one or more counterparts.

7. The number of trustees of the Trust initially shall be one (1) and thereafter the number of trustees shall be such number as shall be fixed from time to time by a written instrument signed by the Sponsor which may increase or decrease the number of trustees; provided, however, that the number of trustees shall in no event be fewer than one (1); and provided, further, however, that to the extent required by the Statutory Trust Act, one trustee shall either be a natural person who is a resident of the State of Delaware or, if not a natural person, an entity that has its principal place of business in the State of Delaware and meets any other requirements imposed by applicable law. Subject to the foregoing, the Sponsor is entitled to appoint or remove without cause any trustee at any time. Any trustee may resign upon thirty days prior notice to the Sponsor; provided, however, that the Delaware Trustee may resign immediately upon notice to the Sponsor if the Delaware Trustee is required to join in any filing or execute on behalf of the Trust any document pursuant to the provisions of paragraph 5 hereof and, upon giving such notice, the Delaware Trustee shall not be required to join in any such filing or execute on behalf of the Trust any such document; provided, further, however, that no resignation of the Delaware Trustee pursuant to the immediately preceding proviso shall be effective until a successor Delaware Trustee has been appointed and has accepted such appointment by instrument executed by such successor Delaware Trustee and delivered to the Trust, the Sponsor and the resigning Delaware Trustee.

8. To the fullest extent permitted by applicable law, the Sponsor agrees to indemnify (i) the Delaware Trustee, (ii) any affiliate of the Delaware Trustee, and (iii) any officers, directors, receipt holders, members, partners, employees, representatives, nominees, custodians or agents of the Delaware Trustee (each of the persons or entities in (i) through (iii) being referred to as an “Indemnified Person”) for, and to hold each Indemnified Person harmless against, any loss, liability or expense incurred without gross negligence or bad faith on its part, arising out of or in connection with the acceptance or administration of the trust hereunder, including the costs and expenses (including reasonable legal fees and expenses) of defending itself against, or investigating, any claim or liability in connection with the exercise or performance of any of its powers or duties hereunder. The obligation to indemnify as set forth in this paragraph 8 shall survive the resignation or removal of the Delaware Trustee and the termination of this Trust Agreement.

9. The Trust may terminate without issuing any Receipts at the election of the Sponsor.

10. In addition to terms otherwise defined herein, the following terms are used as defined below:

“Administrative Trustee” means the Person designated as administrative trustee and party to the Amended and Restated Trust Agreement.

“Authorized Participant” means a Person that, at the time of submitting to the Administrative Trustee, or any trust administrator appointed by the Administrative Trustee, a Purchase Order or a Redemption Order (a) is a registered broker-dealer and, if required in connection with its activities, a registered futures commission merchant, (b) is a DTC Participant, (c) has in effect a valid Authorized Participant Agreement and (d) is in a position to transfer TRAKRS and/or cash to, or take delivery of these assets from, the Administrative Trustee and/or the FCM through one or more accounts.

“Authorized Participant Agreement” means an agreement among the Trust, the Sponsor and an Authorized Participant that provides the procedures for the creation and redemption of Baskets and for the delivery of TRAKRS and/or cash required for such creations or redemptions.

“Basket” means a block of 50,000 Receipts, as such number may be increased or decreased from time to time in accordance with the terms of the Amended and Restated Trust Agreement.

“Beneficial Owner” means any Person owning a beneficial interest in any Receipts.

“CFTC” means the Commodity Futures Trading Commission of the United States, or any successor governmental agency in the United States.

“CME” means the Chicago Mercantile Exchange Inc., or its successor.

“Distribution Agreement” means the Distribution Agreement to be entered into on or about the date hereof among the Sponsor, the Trust and the Initial Purchaser.

“DTC Participant” means a Person that has an account with The Depository Trust Company, or its successor.

“Exchange” means the New York Stock Exchange or such other exchange as the Sponsor shall determine.

“FCM” means the Trust’s futures commission merchant.

“Initial Purchaser” means the initial purchaser under the Distribution Agreement.

“IPO” means the initial public offering of the Receipts.

“NASD” means the National Association of Securities Dealers.

“NFA” means the National Futures Association.

“Person” means any natural person or any limited liability company, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Purchase Order” means an order placed with the Administrative Trustee by an Authorized Participant for the acquisition of one or more Baskets.

“Receipts” means the securities, issued by the Trust, that represent fractional undivided beneficial interests in the net assets of the Trust.

“Redemption Order” means an order placed with the Administrative Trustee by an Authorized Participant for the redemption of one or more Baskets.

“Registered Owner” means a Person in whose name Receipts are registered on the books of the Administrative Trustee maintained for that purpose.

“TRAKRS” means PIMCO® CommodityRealReturnSM DJ-AIGCISM TRAKRSSM futures contracts traded on the CME.

11. This Trust Agreement shall be governed, and construed in accordance with, by the laws of the State of Delaware, without regard to conflict of laws principles.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Trust Agreement to be duly executed as of the day and year first above written.

MERRILL LYNCH ALTERNATIVE INVESTMENTS LLC, as Sponsor

By:	/s/ Tom Lee
Name:	Tom Lee
Title:	Vice President

WILMINGTON TRUST COMPANY, as Delaware Trustee

By:	/s/ Joseph B. Feil
Name:	Joseph B. Feil
Title:	Assistant Vice President